Exhibit 15.1

August 1, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our reports dated May 2, 2013 and August 1, 2013 on our review of interim financial information of Ecolab Inc. (the “Company”) for the three-month periods ended March 31, 2013 and 2012 and for the three- and six-month periods ended June 30, 2013 and 2012 and included in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013, respectively, are incorporated by reference in the Company’s Registration Statement on Form S-8 dated August 1, 2013.

Very truly yours,

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Minneapolis, Minnesota